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                                                                  Exhibit 10.63

                              EMPLOYMENT AGREEMENT
                              --------------------

Agreement, made and entered into as of the 18th day of August, 1995 by and among Trump Plaza Associates, a General Partnership (the "TPA"), with its successors and assigns permitted under this Agreement), having offices at The Boardwalk at Mississippi Avenue, Atlantic City, New Jersey, and Patrick J. O'Malley residing at Apartment 8D, 400 East 71 Street, New York, New York 10021 (the "Executive").

This agreement will serve to confirm the understanding and agreement pursuant to which TPA, has agreed with Executive as follows:

1. a. Executive shall be employed by TPA in the capacity of Executive Vice President of Hotel Operations of Trump Plaza Hotel and Casino in Atlantic City, New Jersey. The Executive shall have such duties and responsibilities as are reasonably assigned to him by the TPA's Hotel President. The Executive shall have such other general powers and duties of management which are usually vested in an Executive Vice President of Hotel Operations. TPA has taken prior to the execution hereof all appropriate legal action to authorize the execution and performance of this Agreement in accordance with its terms, appoint the Executive Vice President of Hotel Operations. The Executive, in carrying out his duties under this Agreement, shall report to the Hotel President and follow the lawful directions of the Hotel President consistent with this Agreement.

     b. Prior to the receipt of the necessary licenses from the New Jersey Casino Control Commission for an Executive to be employed by TPA as Executive Vice President of Hotel Operations, Executive shall be employed as an Administrative Assistant to the Hotel's President and perform only such duties and responsibilities as are permitted by law and the regulations of the Casino Control Commission.

2. The Term hereof shall commence effective September 18, 1995, and expire September 17, 1997, ("Expiration Date"), unless terminated earlier pursuant to Paragraphs 10 or 11 hereof. Executive shall have the option, exercisable by written notice served not earlier than 90 days nor later than 60 days prior to the Expiration Date, to renew this Agreement for an additional one (1) year period upon the same terms as set forth herein except that Executive's annual base salary shall be negotiated upward in good faith between the parties and shall not be less than the salary payable hereunder. If the Executive exercises this option, the Expiration Date shall become September 17, 1998.
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3. The Executive shall be entitled to compensation as follows:

     a. $50,000 upon the execution hereof as a one time bonus to induce Executive to enter into this Agreement.

     b. Executive shall be paid an annual base salary of Two Hundred Fifty Thousand, ($250,000) Dollars, payable periodically in accordance with TPA's regular payroll practices.

     c. For the year 1996 and thereafter, Executive shall be entitled, if otherwise qualified under the terms thereof, to participate in any executive benefit or bonus programs adopted by TPA in its sole and absolute discretion, including but not limited to TPA's Incentive Compensation Plan, or similar or comparable plan or arrangement, if any, on terms and with benefits no less favorable than provided for Level 1 employees.

4. a. During the Term of Employment, the Executive shall be entitled to participate, provided Executive is qualified under the terms thereof, in all employee pension and welfare benefit plans and programs made available to the TPA's senior level Executives or to their non-union employees generally, as such plans or programs may be in effect from time to time, including, without limitation, the granting of stock options, pension, profit sharing, savings, 401K (TPA shall match contributions by Executive thereto up to the first four (4%) percent of Base Salary), and other retirement plans or programs, medical, optical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs that may be sponsored by TPA from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. The Executive shall be entitled to post-retirement welfare benefits on the same basis as other senior executives of TPA similarly situated. So long as Executive's health does not prohibit his participation in or result in unusual cost therefore and executive is otherwise qualified under the terms thereof, the Executive shall be entitled during the Term of Employment to term life insurance which, together with other life insurance under TPA's term life insurance program, shall provide face amount coverage of no less than 3 times Base Salary, not to exceed $1,000,000.

     b. Executive shall also have free use of hotel services, health club, valet and laundry services and executive comping privileges at such level, if any, as TPA in its sole and absolute discretion, shall establish from time to time for similarly situated executives, which privileges shall include, however, at the very least, reasonable food and beverage courtesies and other amenities which are normal for the successful completion of
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Executive's duties. Until Executive finds permanent housing in the Atlantic City area, Executive shall be provided a reasonably satisfactory room in TPA's Hotel.

     c. TPA shall also promptly pay or reimburse Executive for reasonable moving and storage expenses actually incurred by Executive in relocating to the Atlantic City area.

     d. TPA shall also promptly reimburse Executive for other actual expenses or losses incurred by Executive directly as a result of Executive's relocation of his personal assets and household, specifically including but not limited to any costs of terminating Executive's apartment lease in New York City or transfer Executive's spouse's enrollment to a University in the Philadelphia, PA area.

     e. TPA shall pay or reimburse Executive the reasonable expenses incurred by Executive for the services of an attorney in the negotiation, preparation, consummation, performance and enforcement of this Agreement.

     f. Executive shall be entitled to four (4) weeks paid vacation per year during Executive's employment hereunder.

     g. Executive shall have secretarial assistance and any and all other facilities which are suitable and appropriate to his position and the performance of his duties hereunder.

     h. Executive shall be entitled to reimbursement in full for all reasonable and necessary travel and other expenses incurred in connection with the services of Executive hereunder against presentation of an itemized account therefore.

5. Executive agrees that until the earlier of Expiration Date or the earlier termination of this Agreement as provided herein, Executive shall not accept employment, either as an employee, consultant or independent contractor, for or on behalf of any other casino hotel located within a 300 miles radius of Atlantic City, New Jersey. Executive acknowledges and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same is necessary to protect the legitimate interests of TPA, imposes no undue hardship on Executive and is not injurious to the public.

6. Executive hereby agrees that throughout the term of this Agreement Executive shall devote Executive's full time, attention and efforts to TPA's business and shall not, directly or indirectly, work for, consult with or otherwise engage in any other activities of a business nature for any other person or entity, without TPA's prior written consent. Executive will promptly communicate to TPA, in writing when requested, and marketing strategies, technical designs and concepts, and other
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ideas pertaining to TPA's business which are conceived or developed by
Executive, alone or with others, at any time (during or after business hours) while Executive is employed by TPA. Executive acknowledges that all of those ideas will be TPA's exclusive property. Executive agrees to sign any document which TPA deems necessary to confirm its ownership of those ideas, and Executive agrees to otherwise cooperate with TPA in order to allow TPA to take full advantage of those ideas.

7. Executive acknowledges that Executive will have access to information which is proprietary and confidential to TPA. This information includes, but is not limited to, (1) the identity of customers and prospects, (2) names, addresses and phone numbers of individual contacts, (3) pricing policies, marketing strategies, product strategies and methods of operation, and (4) expansion plans, management policies and other business strategies and policies. Executive acknowledges and understands that this information must be maintained in strict confidence in order for TPA to protect its business and its competitive position in the marketplace. Accordingly, both during and after termination of Executive's employment, Executive agrees that Executive will not disclose any of this information for any purpose or remove materials containing this information from TPA's premises.

8. Executive hereby agrees to comply with all of the rules, regulations, policies and/or procedures adopted by TPA during the term of this Agreement, as well as all applicable state, federal and local laws, regulations and ordinances.

9. Executive will apply for an appropriate casino employee license, as required by the New Jersey Casino Control Commission to enable him to engage in his employment hereunder. Upon receipt of such license, Executive will maintain this license in good standing during his employment by TPA, provided that TPA shall pay all fees as well as attorney's fees and other costs Executive may incur in connection with the licenses, any investigation or proceeding against him or in which he may be involved arising out of the TPA's operations conducted by the Division of Gaming Enforcement of the Office of the New Jersey Attorney General, by the Commission, or by any other governmental unit, including any judicial appeals therefrom.

10. Executive hereby understands and acknowledges that TPA may terminate this Agreement in the event Executive's Casino Control Commission license is terminated and/or suspended for more than 30 days or revoked by the Commission or if Executive shall commit an act constituting "Cause", which is defined to mean the following: a breach by Executive of any of the material provisions of this Agreement or an act of dishonesty. In the event of a termination pursuant to this paragraph, TPA shall pay
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to Executive Executive's salary earned to the date of termination and shall have no further liability or obligation to Executive under this Agreement.

11. Executive may terminate this Agreement upon written notice to TPA at any time for Good Cause (as hereinafter defined) which termination shall become effective on the 30th day after such notice (the "Executive's Termination Date"). "Good Cause" for purposes hereof means, without Executive's express written consent, the assignment to Executive of any duties inconsistent with the position of Executive Vice President of Hotel Operations, or the customary duties, responsibilities, and status of such office, or a demotion, or change in Executive's title or office, or any removal from such positions or a Change in Control (as hereinafter defined), except in connection with the termination of Executive's employment under Paragraph 10 hereof, permanent disability resulting in Executive being unable to perform all essential job functions of the position of Executive Vice President with all reasonable accommodations or as a result of Executive's death. If Executive terminates this Agreement for Good Cause or if TPA shall terminate Executive's employment without Cause (as defined in paragraph 10 above), TPA shall pay Executive on the Executive's Termination Date all compensation, reimbursements, and benefits provided for in Paragraphs 3 and 4 hereof due or accrued to the Executive's Termination Date ("Accrued Compensation Amounts") and in a lump sum the full amount of the remaining unpaid compensation payable under Paragraph 3 hereof from the Executive's Termination Date through the Expiration Date (the "Termination Payment") (it being understood, however, that Executive shall receive no less than one (1) year of annual base salary then payable and any bonuses accrued to the date of such terminations). "Change in Control" for the purposes of this Agreement means, with respect to TPA or the hotel:

     1.   a sale or long term lease of the hotel or other substantial assets; or

     2.   Both the Managing General Partner's Chief Executive Officer (Nicholas
          L. Ribis) and the Hotel President, Barry Cregan, are no longer employed by TPA; provided, however, that a Change in Control shall not entitle Executive to the "Termination Payment" if Executive accepts an offer of or otherwise continues employment with TPA following the occurrence of an event described in either of clause (1) or (2) above.

12. TPA shall indemnify, defend and hold Executive harmless, including the payment of reasonable attorney fees, if TPA does not directly provide Executive's defense, from and against any and all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or
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member of the general public with respect to any claim which asserts as a basis, any acts, omissions or other circumstances involving the performance of Executive's employment duties hereunder unless such claim is based upon Executive's gross negligence or any willful and/or wanton act.

13. Executive represents that Executive is a citizen of the United States or that Executive possesses the proper visa and/or work permits necessary to perform Executive's functions hereunder.

14. Executive acknowledges that it would be extremely difficult to measure the damages that might result from any breach by Executive of Executive's promises in Paragraphs 5,6,7 and 8 of the Employment Contract and that a breach may cause irreparable injury to TPA which could not be compensated by money damages. Accordingly, TPA will be entitled to enforce this Employment Contract by obtaining a court order prohibiting Executive (and any others involved) from breaching this agreement. If a court decides that any part of this agreement is too broad, the court may limit that part and enforce it as limited.

15. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and in any lawsuit involving this Agreement, I consent to the jurisdiction and venue of any state or federal court located in New Jersey. This Agreement represents the entire agreement between the parties and may not be modified or amended without the written agreement of both parties.

16. This Agreement may be executed in two or more counterparts.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TRUMP PLAZA ASSOCIATES, a General Partnership
by Trump Plaza Funding, Inc.
Managing General Partner                 Executive



BY:  /s/ Barry Cregan            By:  /s/ Patrick J. O'Malley
     ___________________              ________________________
     Barry Cregan                     Patrick J. O'Malley
     Vice President

     Witness


     ___________________         Date:   August 18, 1995